Exhibit 10.2

TRANSITION EMPLOYMENT AGREEMENT

This Transition Employment Agreement (“Agreement”) is made and entered into this          day of                     , 2016, by and between MATTHEW FORRESTER (“Employee”) and GERMAN AMERICAN BANCORP (“German American”).

German American Bancorp, Inc. (“GABC”) is a holding company for a group of several related and/or affiliated companies, including, but not limited to, German American Bancorp (GABC’s banking subsidiary), German American Investment Services, Inc. (GABC’s financial advisory and investment subsidiary) and German American Insurance, Inc. (GABC’s insurance subsidiary) (collectively, “Affiliates”). During Employee’s employment relationship with German American, Employee may perform services for and/or have access to Confidential Information of one or more of the Affiliates. Therefore, this Agreement is intended to protect the legitimate business interests of GABC and any Affiliate(s) for which Employee performs services and/or about which Employee has access to Confidential Information regarding. Accordingly, the term “German American,” as used in this Agreement, shall be deemed to include, in addition to German American Bancorp, GABC and any Affiliate(s) for which Employee performs any services and/or about which Employee is exposed to Confidential Information regarding. GABC and any such Affiliate(s) shall be entitled to enforce this Agreement against Employee as if GABC and/or such Affiliate(s) were a party to this Agreement.

1.  Employment.

German American hereby employs Employee and Employee hereby accepts employment upon the terms and conditions set forth in this Agreement.

2.  Term of Agreement.

Subject to the provisions for termination hereinafter provided, the term of this Agreement shall commence at 11:59 P.M. EST the day of the effective date of the merger of River Valley Financial Bank into German American Bancorp pursuant to that certain Agreement and Plan of Reorganization dated October 26, 2015 (the “Commencement Date”), and continue for a term of three (3) years (the “Term”). Upon the expiration of the Term this Agreement shall expire and shall not be subject to any renewal, upon which time Employee’s employment shall terminate. If for any reason the agreement between River Valley Financial Bank and German American Bancorp providing for the merger is terminated without the merger having been completed, then this Agreement shall be deemed null and void and of no force or effect, and no party to this Agreement shall have any rights or obligation hereunder.

3.  Duties.

During the Term of this Agreement, Employee shall be the Regional Chairperson and shall perform all duties related and necessary to that position. Employee agrees to abide by all by-laws, policies, practices, procedures, and rules of German American.

Employee shall devote all of his professional time, efforts, skill and ability to the business of German American, and shall not, during the Term of this Agreement, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, unless Employee has obtained the prior written approval of German American which approval shall not be unreasonably withheld; but this shall not be construed as preventing Employee from investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which such investments are made. Further, this Paragraph 3 shall not prevent Employee from participating in charitable or other not-for-profit activities as long as such activities do not materially interfere with Employee’s work for German American. It is specifically agreed that the Employee’s position on the board of directors of the Federal Home Loan Bank of Indianapolis is an approved activity under the terms of this section of this Agreement.

4.  Business Opportunities.

Employee will take no action that deprives German American of any business opportunities within the scope of Employee’s existing duties and, should Employee be offered or become aware of any such opportunities, Employee shall advise German American in writing, and German American shall have the right of first refusal before Employee pursues such opportunity.

5.  Compensation and Benefits.

German American shall compensate Employee for services performed during the Term of this Agreement as follows:

A.                                    Annual Salary.  German American shall pay Employee a total Annual Salary of One Hundred Seventy-Five Thousand and 00/100 Dollars ($175,000.00) (minus all applicable deductions and withholdings, including federal, state, and local taxes, and FICA), payable in accordance with German American’s normal payroll policies. At least annually, German American shall review and may increase Employee’s Annual Salary as German American determines to be reasonable and appropriate.

B.                                    Incentive Programs.  Employee shall be entitled to participate in German American’s Short Term Management Incentive program and Long Term Management Incentive program in accordance with German American’s applicable incentive programs. The terms and conditions on which German American shall provide such incentives are the same as it provides such incentives to its other management employees holding positions similar to that of Employee. Employee understands and agrees that all such incentives are subject to change from time to time at the sole discretion of German American.

Notwithstanding the above, during the calendar year(s) of 2016, 2017, and 2018 of Employee’s employment with German American, German American shall guarantee Employee annual German American W-2 reported compensation (including W-2 reportable compensation for elections and deferrals) in the amount of Two Hundred Seventy-Five Thousand and 00/100 Dollars ($275,000.00) (minus all applicable deductions and withholdings, including federal, state, and local taxes, and FICA). In the event Employee’s employment initiates after the first day of 2016 or terminates prior to the conclusion of any calendar year in the guarantee period, such guaranteed annual compensation shall be prorated for the portion of the calendar year during which Employee was employed by German American during such calendar year.

C.                                    Benefits.  Employee shall be entitled to all benefits otherwise provided to full-time employees of German American and in accordance with German American’s policies. The terms and conditions on which German American shall provide benefits to Employee are the same as it provides such benefits to its other management employees holding positions similar to that of Employee. Employee understands and agrees that all benefits are subject to change from time to time at the sole discretion of German American.

6.  Expense Reimbursement.

German American shall reimburse Employee for all reasonable out-of-pocket expenses that are incurred by Employee in providing services to German American hereunder, so long as Employee provides German American with reasonable documentation necessary to support such expenses. All expense reimbursement shall be paid to Employee consistent with German American’s expense reimbursement policy, in effect from time to time.

7.  Confidential Information and Return of Property.

In connection with Employee’s employment with German American, Employee will receive oral and written information in confidence relating to German American, which information is or is deemed to be Confidential Information (as defined herein) and the sole and exclusive property of German American. For purposes of this Agreement, “Confidential Information” means information that German American owns or possesses, that it uses or is potentially useful in its business, that it treats as proprietary, private or confidential, and that is not generally known to the public, including, but not limited to, trade secrets (as defined by the Indiana Trade Secrets Act, Ind. Code sec. 24-2-3-1, et. seq.), information relating to German American’s business plans, financial condition, products and services, operating and other costs, sales, pricing, clients, potential clients, vendors, referral sources, consultants, client usage requirements and investment information, client specifications and preferences, account information, marketing ideas, plans for products and services, plans for improvements and development of products and services, billing and collection information, any procedure, discovery, formula, data, results, idea or technique, any trade dress, copyright, patent or other intellectual property right or registration or application therefor or materials relating thereto, and any information relating to the foregoing or to any development, marketing, servicing, sales, financing, legal or other business activities or to any present or future products or services, prices, plans, forecasts, employees, or consultants, whether in oral, written, graphic or electronic form and any other information which derives independent economic value, either actual or potential. Information supplied to Employee from outside sources and/or third parties will also be considered Confidential Information unless and until German American designates it otherwise.

Employee agrees to use Confidential Information solely in the course of Employee’s duties with German American and in furtherance of German American’s business. Employee hereby further agrees that the above-referenced information will be kept confidential at all times during Employee’s employment with German American and thereafter, that Employee will not disclose or communicate to any third party any of the Confidential Information and will not make use of the Confidential Information on Employee’s own behalf or on the behalf of a third party without, in each instance, the prior written consent of German American, except as otherwise required by law.

Nothing contained in this Agreement shall be construed as giving Employee any proprietary interest in the tangible or intangible assets of German American. Upon the termination of Employee’s employment with German American, Employee shall promptly deliver to German American (without keeping copies thereof) all German American property, including, without limitation, all written records, software, hardware, credit cards, keys, computer access codes or disks, financial information, charts, files, business plans, correspondence, manuals, notes, reports, programs, proposals, and any documents containing Confidential Information, concerning German American.

This Paragraph 7 shall survive the termination of this Agreement, by expiration or otherwise.

8.  Restrictive Covenant.  Employee acknowledges that during Employee’s employment with German American, Employee will have extensive access to Confidential Information and may develop business relationships and goodwill in German American’s Business and with German American’s clients and prospective clients. As a result of the extensive access to Confidential Information and the development of business relationships and goodwill, Employee agrees that Employee shall not, without the prior written consent of German American, directly or indirectly, for Employee or on behalf of any Competitor:

a.                                      During Employee’s employment with German American, and during the Restricted Period, employ, solicit, contact, or communicate with, for the purpose of hiring, employing or engaging, any individual who is an employee, agent, or independent contractor of German American, or who has been, within the twelve (12) month period immediately preceding the termination of Employee’s employment with German American.

b.                                      During Employee’s employment with German American, and during the Restricted Period, compete with German American by engaging in any bank or bank-related business which competes with the Business of German American as conducted during Employee’s employment with German American for any financial institution, including, but not limited to, banks, savings and loan associations, and credit unions, within a forty mile radius of Madison, Indiana.

c.                                       During Employee’s employment with German American, and during the Restricted Period, canvas, solicit, or accept any Business from any Client or Potential Client of German American.

d.                                      During Employee’s employment with German American, and during the Restricted Period, induce, cause, advise, or otherwise influence any vendors, referral sources, consultants, Clients, or Potential Clients of German American to cease doing Business with German American.

e.                                       During Employee’s employment with German American, and during the Restricted Period, make any negative or disparaging remarks about German American, to any Competitor, Client, Prospective Client, employee, independent contractor, vendor, referral source, and/or consultant of German American, or to any other individual or entity.

The term “Restricted Period” as used herein shall refer to a period of thirty-six (36) months from the termination of Employee’s employment with German American, for whatever reason, if such termination occurs during the Term or upon the expiration of the Term.

The term “Business” as used herein shall refer to German American’s financial services and/or products (including personal banking, business banking, commercial lending, personal lending, mortgage loan origination, financial advising, investment and/or insurance services and/or products) which are the same or substantially similar to, or the functional equivalent or alternative for, those financial services Employee performed and/or those financial products marketed and/or offered by Employee for or on behalf of German American at any time during the twelve (12) month period immediately preceding the termination of Employee’s employment with German American.

The term “Competitor” as used herein shall refer to any individual or entity that engages in the business of providing financial services and/or products, including personal and business banking, commercial and personal lending, mortgage loan origination, financial advising, investment and/or insurance services and/or products.

The term “Client” as used herein shall refer to any individual or entity: (i) who German American does Business with at the time of Employee’s termination of employment or at any time during the twelve (12) month period immediately preceding Employee’s termination of employment; and (ii) which Employee did Business with on behalf of German American at the time of Employee’s termination of employment or at any time during the twelve (12) month period immediately preceding Employee’s termination of employment, or which Employee had access to any Confidential Information regarding.

The term “Potential Client” as used herein shall refer to any individual or entity: (i) who German American has solicited, approached, or contracted concerning the possibility of doing Business with at the time of Employee’s termination of employment or at any time during the twelve (12) month period immediately preceding Employee’s termination of employment; and (ii) which Employee was involved in any such solicitation, approach or contact, or which Employee had access to any Confidential Information regarding.

Employee acknowledges and agrees that the restricted period of time, the geographic scope, and the definitions used in this Paragraph 8 are reasonable. Employee further acknowledges that because of the nature of the Business, the nature of Employee’s employment with German American, and the nature of the Confidential Information, which Employee has and will have access to, any breach of this Paragraph 8 would result in the inevitable disclosure of German American’s Confidential Information and/or trade secrets. Employee acknowledges that German American has a legitimate business interest justifying the restrictions contained in this Agreement and that such restrictions are reasonably necessary to protect such legitimate business interests and the protection of German American’s Confidential Information and/or trade secrets. Accordingly, this Paragraph 8 shall be enforced to the maximum extent allowed by law.

This Paragraph 8 shall survive the termination of this Agreement, by expiration or otherwise.

9.  Breach of Agreement.

A.                                    Employee acknowledges that any breach of Paragraphs 7 or 8 of this Agreement by Employee may cause irreparable damage to German American and that the legal remedies available to German American will be inadequate. Therefore, in the event of any threatened or actual breach of Paragraphs 7 or 8 of this Agreement by Employee, Employee agrees that German American shall be entitled to specific enforcement of this Agreement through injunctive or other equitable relief in addition to legal remedies. If Employee is found, by a court of competent jurisdiction, to have breached any of the terms of Paragraphs 7 or 8 of this Agreement, Employee agrees to pay German American its reasonable attorney’s fees and costs incurred in seeking relief from Employee’s breach, in addition to any other relief allowed by law. Further, the restricted periods of time in Paragraph 8 of this Agreement shall be extended by one additional day for each day a court of competent jurisdiction finds Employee to have been in breach of Paragraph 8 of this Agreement.

Employee and German American hereby submit to the jurisdiction and venue of the Dubois County, Indiana Courts and the United States District Court for the Southern District of Indiana, as applicable, in any cause of action to enforce the terms and conditions of Paragraphs 7 or 8 of this Agreement.

B.                                    Employee and German American hereby agree that any claim, controversy, or dispute arising out of or relating to this Agreement or the breach thereof, except those identified in Paragraph 9(A) of this Agreement, shall be settled by binding arbitration in Dubois County, Indiana. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association, then in effect. Each party shall bear their own attorney’s fees and costs in such proceeding. Arbitration shall be the sole and exclusive method of resolving such claims, controversies, or disputes under this Agreement, except those identified in Paragraph 9(A).

This Paragraph 9 shall survive the termination of this Agreement, by expiration or otherwise.

10.  Termination.  At any time during Employee’s employment and after October 27, 2016, German American may terminate this Agreement and Employee’s employment for any reason by providing Employee thirty (30) day advance written notice of its intent to terminate pursuant to this Paragraph 10. At any time on or before October 27, 2016, German American may terminate Employee’s employment only for “Just Cause.” For this purpose, Just Cause shall mean termination because of, in the good faith determination of German American, Employee’s: (i) personal dishonesty, incompetence, or willful misconduct; (ii) breach of fiduciary duty involving personal profit; (iii) intentional failure to perform stated duties; (iv) willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or final cease-and-desist order; or (iv) material breach of any provision of this Agreement. In the event of termination for Just Cause, German American shall deliver a notice to Employee specifying the particulars of the reasons underlying the Just Cause termination.

At any time during Employee’s employment, Employee may terminate this Agreement and Employee’s employment for any reason by providing German American thirty (30) day advance written notice of his intent to terminate pursuant to this Paragraph 10. If Employee terminates pursuant to the Paragraph 10, German American may choose to terminate Employee’s employment immediately in lieu of any notice.

Except as otherwise set forth herein, following the effective date of termination established pursuant to this Paragraph 10, German American and Employee shall have no further obligations to each other under this Agreement, except those obligations surviving herein.

11.  Indemnification.

German American shall indemnify Employee to the fullest extent permitted by German American’s articles of incorporation, by-laws and applicable federal or state banking or other laws for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and attorneys’ fees) incurred or paid by Employee in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Employee or services for, or the acting by Employee as a director, officer or employee of, German American, any subsidiary of German American or any other person or enterprise at German American’s request. Expenses, including but not limited to attorneys’ fees and disbursements, incurred in defending any action, suit, investigation or proceeding, for which Employee may be entitled to indemnification under this Paragraph 11 upon final disposition of such action, shall be paid by German American in advance of the final disposition, to the maximum extent permitted by applicable laws and regulations; provided, however, that prior to making any such payments German American shall receive an undertaking by or on behalf of Employee to repay such amounts if it shall ultimately be determined that he is not entitled to indemnification.

12.  Suspension.

If Employee is suspended and/or temporarily prohibited from participating in the conduct of German American’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(3) and (g)(1)), German American’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, German American shall (i) pay Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If the charges in the notice are not dismissed within thirty (30) days following the date of suspension, German American shall be entitled to terminate this Agreement by written notice to Employee and this Agreement and Employee’s employment shall terminate at the close of business on the date German American provides such notice. Such termination shall be considered a termination of Employee by German American pursuant to Paragraph 10 of this Agreement.

13.  Removal or Prohibition.

If Employee is removed and/or permanently prohibited from participating in the conduct of German American’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(4) or (g)(1)), all obligations of German American under this Agreement shall terminate as of the effective date of the order and shall be considered a termination of Employee by German American pursuant to Paragraph 10 of this Agreement.

14.  Default of German American.

If German American is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, and shall be considered a termination of Employee by German American pursuant to Paragraph 10 of this Agreement.

15.  Termination by Regulatory Action.

All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of German American: (i) by the Federal Deposit Insurance Corporation (the “Corporation”), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of German American under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Corporation at the time the Corporation approves a supervisory merger to resolve problems related to operation of German American or when German American is determined to be in an unsafe and unsound condition. Such termination shall be considered a termination of Employee by German American pursuant to Paragraph 10 of this Agreement.

16.  Conflict with Regulations.

If any of the provisions in this Agreement shall conflict with 12 C.F.R. § 30, Appendix A, or the Corporation policies adopted thereunder (as the same may be amended from time to time) the requirements of such regulation shall supersede any contrary provisions herein and shall prevail.

17.  Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of German American, and unless clearly inapplicable, all references herein to German American shall be deemed to include any such successor. In addition, this Agreement shall be binding upon and inure to the benefit of Employee and his heirs, executors, legal representatives and assigns; provided, however, that the obligations of Employee hereunder are personal in nature and may not be delegated without the prior written approval of German American.

18.  Choice of Law.

This Agreement shall be interpreted, construed, and governed by the laws of the State of Indiana, regardless of the place of execution or performance. This Paragraph 18 shall survive the termination of this Agreement, by expiration or otherwise.

19.  Survival of Salary Continuation Agreement and Entire Agreement.

This Agreement contains the entire agreement of the parties and replaces and supersedes all employment agreements and other agreements between Employee and River Valley Financial Bank (including all related entities thereto). Provided that, the certain Salary Continuation Agreement between River Valley Financial Bank and Employee dated January 25, 2007 shall continue in its amended form as of the Commencement Date.

This Agreement is intended to supersede and replace all prior agreements, understandings and arrangements between or among German American, or any agent thereof, and the Employee, or any agent thereof, relating to the employment of Employee.

This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

This Agreement may be executed in multiple counterparts, each of which (or a facsimile thereof) shall be deemed an original, but all of which shall be considered a single instrument.

20.  Severability.

If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law or public policy, the remaining provisions shall remain in full force and effect.

21.  Waiver.  No act or omission by German American shall be deemed a waiver by German American of any of German American’s rights under this Agreement. Employee acknowledges that every situation is unique and German American may need to respond to the actions of one employee differently than to the actions of another employee. Therefore, the failure of German American to enforce the same, similar, or different restrictions against another employee, or to seek a different remedy shall not be construed as a waiver or estoppel to the enforcement of any restrictions against Employee.

22.  Notice.

Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if (i) delivered by hand to the other party; (ii) sent by facsimile communication with appropriate confirmation of delivery; (iii) sent by registered or certified United States Mail, return receipt requested, with all postage prepaid; or (iv) sent by recognized commercial express courier services, with all delivery charges prepaid; and addressed as follows:

If to German American:

German American Bancorp

Attn: Mark A. Schroeder, Chairman & Chief Executive Officer

711 Main Street, P.O. Box 810

Jasper, Indiana 47547-0810

If to Employee:

Matthew Forrester

At the address on file with the German American

23.  Acknowledgement.

Employee represents and acknowledges that Employee has had adequate time to review this Agreement, Employee has had the opportunity to ask questions and receive answers from German American regarding this Agreement, and Employee has had the opportunity to consult with legal advisors of his choice concerning the terms and conditions of this Agreement.

24.  Code Section 409A.

It is intended that any amounts payable under this Agreement and the German American’s and Employee’s exercise of authority or discretion hereunder shall be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Employee to the payment of any interest or additional tax imposed under Section 409A of the Code. In furtherance of this intent, (a) for any amount payable in two or more installments, each installment shall be treated as a separate payment, (b) if, due to the circumstances giving rise to any lump sum payment or payments under this Agreement, the date of payment or the commencement of such payments thereof must be delayed for six months following Employee’s separation from service in order to meet the requirements of Section 409A(a)(2)(B) of the Code applicable to “specified employees,” then such payment or payments shall be so delayed and paid upon expiration of such six month period and (b) each payment which is to be paid during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid in the second taxable year. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect. Any expense or other reimbursement payment made pursuant to this Agreement or any plan, program, agreement or arrangement of the German American referred to herein, shall be made on or before the last day of the taxable year following the taxable year in which such expense or other payment to be reimbursed is incurred. To the extent that any Treasury regulations, guidance or changes to Section 409A would result in the Employee becoming subject to interest and additional tax under Section 409A of the Code, the German American and Employee agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A.

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IN WITNESS WHEREOF, the parties hereto have voluntarily executed this Agreement as of the day and year first above written.

“GERMAN AMERICAN”	“EMPLOYEE”
GERMAN AMERICAN BANCORP

By:
Mark A. Schroeder,	Matthew Forrester
Chairman and Chief Executive Officer

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